Contacts:
Chris Senner
Chief Financial Officer
Exelixis, Inc.
650-837-7240
csenner@exelixis.com

Susan Hubbard
EVP, Public Affairs & Investor Relations
Exelixis, Inc.
650-837-8194
shubbard@exelixis.com
EXELIXIS ANNOUNCES THIRD QUARTER 2020 FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE
- Total Revenues of $231.1 Million, Cabozantinib Franchise Revenues of $168.6 Million -
- GAAP Diluted EPS of $(0.10), Non-GAAP Diluted EPS of $0.04 -
- Conference Call and Webcast Today at 5:00 PM Eastern Time -

ALAMEDA, Calif. - November 5, 2020 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the third quarter of 2020 and provided an update on progress toward fulfilling its key corporate objectives, as well as commercial and clinical development milestones.

“In the third quarter of 2020, the Exelixis team built the foundation to accelerate revenue growth with CABOMETYX® (cabozantinib) in 2021,” said Michael M. Morrissey, Ph.D., President and Chief Executive Officer of Exelixis. “Based on the positive results from the CheckMate -9ER phase 3 pivotal trial evaluating cabozantinib in combination with nivolumab in previously untreated patients with advanced renal cell carcinoma, we and Bristol Myers Squibb completed our respective regulatory filings for the combination in August. In September, the first detailed results from the trial were presented during a Presidential Symposium of the ESMO Virtual Congress 2020. And then just last month, we announced the FDA accepted the filings, granted Priority Review designation and assigned an action date of February 20th of next year. Exelixis is launch-ready and prepared to immediately support this important new combination regimen, pending FDA approval.”

Dr. Morrissey continued: “As we continue working to maximize the clinical and commercial potential for CABOMETYX, we’re moving quickly in parallel to build a diversified pipeline behind it. In October, we presented the preclinical profile and initial clinical pharmacokinetic data for XL092, our next-generation oral tyrosine kinase inhibitor that builds on the experience and target profile of cabozantinib with improved characteristics, including a shorter pharmacokinetic half-life. Encouraged by the data we’ve seen to date, we expanded the phase 1 study to evaluate XL092 in combination with atezolizumab in multiple solid tumors, with enrollment now underway. The XL092 program is an important component of our growing pipeline, as well as an opportunity to drive growth into new and potentially larger indications with unmet medical need. We further strengthened our pipeline during the quarter through business development activities, with two additional collaboration and license agreements focused on the discovery and development of novel antibody-drug conjugates. Our continued efforts to expand the breadth and depth of our discovery pipeline beyond small molecules, along with a focused investment in the development of cabozantinib and XL092, have the potential to drive top-line growth significantly for Exelixis, and provide new treatment options for the patients we serve.”

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Exelixis Third Quarter 2020 Financial Results	Page 2 of 10
November 5, 2020
Third Quarter 2020 Financial Results

Total revenues for the quarter ended September 30, 2020 were $231.1 million, compared to $271.7 million for the comparable period in 2019.

Total revenues for the quarter ended September 30, 2020 included net product revenues of $168.6 million, compared to $191.8 million for the comparable period in 2019. The decrease in net product revenues was due to a decrease in sales volumes driven by decreases in prescriptions, which were in line with market trends, and lower customer inventory.

Collaboration revenues, composed of license revenues and collaboration services revenues, were $62.5 million for the quarter ended September 30, 2020, compared to $79.9 million for the comparable period in 2019. The decrease in collaboration revenues was primarily related to a decrease in the recognition of milestone related revenues, which was partially offset by increases in development cost reimbursements earned, and higher royalty revenues for the sales of cabozantinib outside of the U.S. generated by Exelixis’ collaboration partners, Ipsen Pharma SAS (Ipsen) and Takeda Pharmaceutical Company Limited (Takeda).

Research and development expenses for the quarter ended September 30, 2020 were $176.8 million, compared to $97.3 million for the comparable period in 2019. The increase in research and development expenses was primarily related to increases in clinical trial costs, license and other collaboration costs and personnel expenses. The increase in clinical trial costs was primarily due to costs associated with expanding clinical trial programs for cabozantinib, which includes CONTACT-02, COSMIC-313, COSMIC-312 and COSMIC-021. The increase in license and other collaboration costs was primarily due to an increase in upfront license fee payments from recent business development activities with two additional collaboration and license agreements focused on the discovery and development of novel antibody-drug conjugates (ADCs). The increase in personnel expenses was primarily due to an increase in stock-based compensation expense attributable to the performance-based restricted stock units (PSUs) granted in 2019 that became probable of achievement during the third quarter of 2020 and an increase in headcount to support Exelixis’ expanding discovery and development efforts.

Selling, general and administrative expenses for the quarter ended September 30, 2020 were $88.2 million, compared to $51.3 million for the comparable period in 2019. The increase in selling, general and administrative expenses was primarily related to increases in personnel expenses and marketing costs. The increase in personnel expenses was primarily due to an increase in stock-based compensation expense attributable to the PSUs granted in 2019 that became probable of achievement during the third quarter of 2020 and an increase in administrative headcount to support Exelixis’ commercial and research and development organizations.

Provision for (benefit from) income taxes for the quarter ended September 30, 2020 was $(6.0) million, compared to $25.2 million for the comparable period in 2019, primarily due to the change in pre-tax income (loss).

GAAP net income (loss) for the quarter ended September 30, 2020 was $(32.0) million, or $(0.10) per share, basic and diluted, compared to GAAP net income of $97.5 million, or $0.32 per share, basic and $0.31 per share, diluted, for the comparable period in 2019. The change in GAAP net income was primarily related to an increase in operating expenses and a decrease in total revenues.

Non-GAAP net income for the quarter ended September 30, 2020 was $11.2 million, or $0.04 per share, basic and diluted, compared to non-GAAP net income of $107.6 million, or $0.35 per share, basic and $0.34 per share, diluted, for the comparable period in 2019. Non-GAAP net income excludes stock-based compensation, adjusted for the related income tax effect.

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Exelixis Third Quarter 2020 Financial Results	Page 3 of 10
November 5, 2020
Cash and investments were $1.5 billion at September 30, 2020, compared to $1.4 billion at December 31, 2019.

Non-GAAP Financial Measures

To supplement Exelixis’ financial results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Exelixis presents non-GAAP net income (and the related per share measures), which excludes from GAAP net income (loss) (and the related per share measures) stock-based compensation expense, adjusted for the related income tax effect for all periods presented.

Exelixis believes that the presentation of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. In particular, Exelixis believes that these non-GAAP financial measures, when considered together with its financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare Exelixis’ results from period to period, and to identify operating trends in Exelixis’ business. Exelixis has excluded stock-based compensation expense, adjusted for the related income tax effect, because it is a non-cash item that may vary significantly from period to period as a result of changes not directly or immediately related to the operational performance for the periods presented. Exelixis also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate its business and to make operating decisions.

These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Exelixis encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP financial information and the reconciliation between these presentations, to more fully understand Exelixis’ business. Reconciliations between GAAP and non-GAAP results are presented in the tables of this release.

2020 Financial Guidance

Exelixis is providing the following updated financial guidance for fiscal year 2020:

Total revenues	$900 million - $950 million
Net product revenues (1)	$700 million - $725 million
Cost of goods sold (1)	Approximately 5% of net product revenues
Research and development expenses (1)(2)	$550 million - $575 million
Selling, general and administrative expenses (1)(3)	$290 million - $300 million
Effective tax rate (1)	14% - 16%
Cash and investments (4)	$1.5 billion - $1.6 billion

(1)    Guidance updated on November 5, 2020 from previously provided guidance on August 6, 2020.
(2)    Includes $40 million of non-cash stock-based compensation expense.
(3)    Includes $70 million of non-cash stock-based compensation expense.
(4)    This cash and investments guidance does not include any potential new business development activity, which remains a key priority for Exelixis as it continues to build toward becoming a multi-product oncology company.

Cabozantinib Highlights

Cabozantinib Franchise Net Product Revenues and Royalties. Net product revenues generated by the cabozantinib franchise in the U.S. were $168.6 million during the third quarter of 2020, with net product revenues of $159.6 million from CABOMETYX and $9.0 million from COMETRIQ® (cabozantinib). Based upon cabozantinib-related revenues generated by Exelixis’ collaboration partner Ipsen in the third quarter of 2020, Exelixis earned $19.9 million in royalty revenues.

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Exelixis Third Quarter 2020 Financial Results	Page 4 of 10
November 5, 2020
Initiation of CONTACT-03 Phase 3 Pivotal Trial of Cabozantinib in Combination with Atezolizumab in Previously Treated Metastatic Renal Cell Carcinoma (RCC). In July 2020, Exelixis announced the initiation of CONTACT-03, a global phase 3 pivotal trial of cabozantinib in combination with atezolizumab in patients with inoperable, locally advanced or metastatic RCC who progressed during or following treatment with an immune checkpoint inhibitor as the immediate preceding therapy. CONTACT-03 is part of a clinical trial collaboration between Exelixis and F. Hoffmann-La Roche Ltd. that includes two additional ongoing phase 3 pivotal trials – CONTACT-01 in patients with metastatic non-small cell lung cancer who have been previously treated with an immune checkpoint inhibitor and platinum-containing chemotherapy and CONTACT-02 in patients with metastatic castration-resistant prostate cancer (mCRPC) who have been previously treated with one novel hormonal therapy.

Completion of Patient Enrollment for EXAMINER Phase 4 Trial of Cabozantinib in Metastatic Medullary Thyroid Cancer. In July 2020, Exelixis announced the completion of patient enrollment in EXAMINER, the phase 4 trial evaluating the safety and efficacy of the 60 mg tablet formulation of cabozantinib compared with the 140 mg capsule formulation, which is marketed as COMETRIQ, for the treatment of patients with progressive, metastatic medullary thyroid cancer. EXAMINER is a post-marketing requirement from the U.S. Food and Drug Administration (FDA) and the European Commission. The trial was designed to enroll up to 250 patients, and top-line results from the trial are anticipated later this year.

Submission of Supplemental New Drug Application (sNDA) to and Acceptance by the FDA for Cabozantinib in Combination with Nivolumab for Advanced Renal Cell Carcinoma. In August 2020, Exelixis announced the submission of an sNDA to the FDA for cabozantinib in combination with Bristol-Myers Squibb Company’s (BMS) nivolumab for patients with advanced RCC. The sNDA submission was based on the positive results of the CheckMate -9ER phase 3 pivotal trial, which met its primary endpoint of significantly improving progression-free survival (PFS) and secondary endpoints of overall survival (OS) and objective response rate. In October 2020, Exelixis and BMS announced that the FDA had accepted Exelixis’ sNDA and BMS’ supplemental Biologics License Application (sBLA), granted Priority Review to both applications and assigned a Prescription Drug User Fee Act goal date, or target action date, of February 20, 2021.

Completion of Patient Enrollment for the COSMIC-312 Phase 3 Pivotal Trial in Previously Untreated Hepatocellular Carcinoma (HCC). In August 2020, Exelixis announced the completion of patient enrollment in COSMIC-312, a global phase 3 pivotal trial evaluating cabozantinib in combination with atezolizumab versus sorafenib as a treatment for patients with previously untreated advanced HCC, providing the patient population for the event-driven analyses of the study’s endpoints. Separately, patient enrollment remains open in China in order to enroll a sufficient number of patients to enable local registration, if supported by the clinical data. The co-primary endpoints of the trial are PFS and OS for the combination of cabozantinib and atezolizumab versus sorafenib. Based on current event rates, Exelixis anticipates announcing top-line results in the first half of 2021.

Presentation of Positive Results from CheckMate -9ER Phase 3 Pivotal Trial during Presidential Symposium I at the European Society for Medical Oncology Virtual Congress 2020 (ESMO 2020). In September 2020, Exelixis and BMS announced the first presentation of results from the CheckMate -9ER phase 3 pivotal trial as part of Presidential Symposium I at ESMO 2020, in which cabozantinib in combination with nivolumab demonstrated significant improvements across all efficacy endpoints, including OS, in previously untreated advanced RCC, with a favorable tolerability profile versus sunitinib.

Validation of Regulatory Filings for Cabozantinib plus Nivolumab in the European Union (EU). In September 2020, Exelixis, BMS and Ipsen announced that the European Medicines Agency (EMA) had validated BMS’ and Ipsen’s type II variation applications for cabozantinib plus nivolumab, which confirmed the submissions were complete and began the EMA’s centralized review process. Like BMS’ and Exelixis’ own regulatory filings in the

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Exelixis Third Quarter 2020 Financial Results	Page 5 of 10
November 5, 2020
United States, BMS’ and Ipsen’s EU filings were based on positive data from the CheckMate -9ER phase 3 pivotal trial.

Presentation of Positive Results from Two RCC Cohorts of the COSMIC-021 Trial of Cabozantinib in Combination with Atezolizumab at ESMO 2020. In September 2020, Exelixis presented positive phase 1b clinical trial results for the combination of cabozantinib and atezolizumab in patients with locally advanced or metastatic solid tumors at ESMO 2020. Data from the clear cell RCC and non-clear cell RCC expansion cohorts of the COSMIC-021 trial were presented as part of the GU Proffered Paper Session and as part of a poster presentation, respectively, and showed that cabozantinib in combination with atezolizumab demonstrated promising preliminary efficacy and a favorable safety profile.

Announcement of Submission of Supplemental Application for Cabozantinib in Combination with Nivolumab in Japan for the Treatment of Unresectable, Advanced or Metastatic RCC. In October 2020, Exelixis announced that its collaboration partner Takeda, and Ono Pharmaceuticals Co., Ltd. (Ono), submitted a supplemental application to the Japanese Ministry of Health, Labour and Welfare for Manufacturing and Marketing Approval of cabozantinib in combination with nivolumab for the treatment of patients with unresectable, advanced or metastatic RCC. The application is also based on the results from the CheckMate -9ER study. Takeda has licensed the exclusive rights to cabozantinib from Exelixis for development and commercialization in Japan, while Ono jointly develops and commercializes nivolumab, in collaboration with BMS, in Japan, South Korea and Taiwan. Takeda previously received approval in March 2020 to market single-agent cabozantinib for the treatment of patients with curatively unresectable or metastatic RCC in Japan.

Pipeline Highlights

Presentations of Data for XL092 and AUR102 at the 32nd EORTC-NCI-AACR (ENA) Symposium on Molecular Targets and Cancer Therapeutics. In October 2020, Exelixis presented the preclinical profile and initial clinical pharmacokinetics (PK) for XL092 at the ENA Symposium. The poster discussion presentation included preclinical results demonstrating robust target and tumor growth inhibition, as well as increased efficacy for XL092 when combined with an immune checkpoint inhibitor. PK data from the ongoing phase 1 trial suggested a significantly shorter PK half-life for XL092 as compared to cabozantinib. Also at the ENA Symposium, Aurigene presented promising preclinical data for AUR102, its novel inhibitor of cyclin-dependent kinase 7, including potent anti-tumor activity in a large panel of cancer cell lines. Exelixis has an exclusive option for AUR102 under its July 2019 exclusive collaboration, option and license agreement with Aurigene. Exelixis’ option window extends up until the time of Investigational New Drug application (IND) acceptance; AUR102 could be the subject of an IND later this year.

Enrollment of First Patient in Phase 1 Trial Cohort Evaluating XL092 in Combination with Atezolizumab in Patients with Advanced Solid Tumors. In October 2020, Exelixis announced enrollment of the first patient into the dose-escalation cohort of the combination arm of the phase 1 trial evaluating the safety, tolerability, PK and preliminary anti-tumor activity of XL092 alone and in combination with atezolizumab in patients with advanced solid tumors. Initiated in February 2019, the dose-escalation evaluation of the XL092 monotherapy arm of the phase 1 trial is ongoing. Once the recommended doses of both single-agent XL092 and XL092 in combination with atezolizumab are established, the trial will begin to enroll expansion cohorts for patients with clear cell and non-clear cell RCC, hormone-receptor positive breast cancer and mCRPC.

Corporate Updates

FDA Approves TECENTRIQ® (Atezolizumab) Plus COTELLIC® (Cobimetinib) and ZELBORAF® (Vemurafenib) for Previously Untreated BRAF V600 Mutation-Positive Advanced Melanoma. In July 2020, the FDA approved the sBLA submitted by Genentech, Inc. (a member of the Roche Group) (Genentech), for TECENTRIQ plus COTELLIC

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Exelixis Third Quarter 2020 Financial Results	Page 6 of 10
November 5, 2020
and ZELBORAF for the treatment of BRAF V600 mutation-positive advanced melanoma in previously untreated patients. The approval is based on positive results from the phase 3 IMspire150 study, which demonstrated that adding TECENTRIQ to COTELLIC and ZELBORAF helped to reduce the risk of disease worsening or death, compared to placebo plus COTELLIC and ZELBORAF. This was the second FDA approval for a regimen including COTELLIC, which was discovered by Exelixis and is being developed and commercialized by Genentech as part of a worldwide collaboration agreement between the two companies.

Exelixis and Catalent, Inc. (Catalent) Enter into Exclusive Collaboration and License Agreement to Develop ADCs Leveraging SMARTag® Bioconjugation Technology. In September 2020, Exelixis and Catalent announced a partnership under which Catalent’s Redwood Bioscience subsidiary will develop multiple ADCs for Exelixis using Catalent’s proprietary SMARTag® site-specific bioconjugation technology. Under the terms of the agreement, Exelixis made an upfront payment of $10.0 million to Catalent in exchange for the ability to nominate and have the exclusive option to license target programs.

Exelixis and NBE-Therapeutics AG (NBE) Enter into Exclusive Collaboration and License Agreement to Discover and Develop Novel ADCs for the Treatment of Cancer. In September 2020, Exelixis and NBE announced a partnership to discover and develop multiple ADCs for oncology applications by leveraging NBE’s unique expertise and proprietary platforms in ADC discovery, including NBE’s SMAC-TechnologyTM (a site-specific conjugation technology) and novel payloads. Under the terms of the agreement, Exelixis made an upfront payment of $25.0 million to NBE in exchange for the ability to nominate and have the exclusive option to license target programs.

Exelixis and Iconic Therapeutics, Inc. (Iconic) Announce Promising Preclinical Data for ICON-2 in Treatment of Solid Tumors at the World ADC Digital Conference. In September 2020, Exelixis and Iconic announced new preclinical data that support the continued development of ICON-2, an ADC comprised of an anti-Tissue Factor antibody and a proprietary linker-payload developed by Zymeworks Inc., for the treatment of diverse solid tumors. Exelixis has an exclusive option to license ICON-2 in oncology indications under its May 2019 option and license agreement with Iconic.

Inclusion in Fortune’s 100 Fastest-Growing Companies List. In November 2020, Exelixis was named to Fortune’s 100 Fastest-Growing Companies list, which ranks companies that are traded on a major U.S. stock exchange by their revenue growth rate, EPS growth rate and three-year annualized total return for the period ended June 30, 2020. In its first year on the list, Exelixis ranked 17th overall and was the third-highest biopharmaceutical company.

Basis of Presentation

Exelixis has adopted a 52- or 53-week fiscal year that generally ends on the Friday closest to December 31st. For convenience, references in this press release as of and for the fiscal periods ended October 2, 2020, January 3, 2020 and September 27, 2019 are indicated as being as of and for the periods ended September 30, 2020, December 31, 2019 and September 30, 2019, respectively.

Conference Call and Webcast

Exelixis management will discuss the company’s financial results for the third quarter of 2020 and provide a general business update during a conference call beginning at 5:00 p.m. EST / 2:00 p.m. PST today, Thursday, November 5, 2020.

To access the webcast link, log onto www.exelixis.com and proceed to the News & Events / Event Calendar page under the Investors & Media heading. Please connect to the company’s website at least 15 minutes prior to the

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Exelixis Third Quarter 2020 Financial Results	Page 7 of 10
November 5, 2020
conference call to ensure adequate time for any software download that may be required to listen to the webcast. Alternatively, please call 855-793-2457 (domestic) or 631-485-4921 (international) and provide the conference call passcode 6945239 to join by phone.

A telephone replay will be available until 8:00 p.m. EST on November 7, 2020. Access numbers for the telephone replay are: 855-859-2056 (domestic) and 404-537-3406 (international); the passcode is 6945239. A webcast replay will also be archived on www.exelixis.com for one year.

About Exelixis

Founded in 1994, Exelixis, Inc. (Nasdaq: EXEL) is a commercially successful, oncology-focused biotechnology company that strives to accelerate the discovery, development and commercialization of new medicines for difficult-to-treat cancers. Following early work in model system genetics, we established a broad drug discovery and development platform that has served as the foundation for our continued efforts to bring new cancer therapies to patients in need. Our discovery efforts have resulted in four commercially available products, CABOMETYX® (cabozantinib), COMETRIQ® (cabozantinib), COTELLIC® (cobimetinib) and MINNEBRO® (esaxerenone), and we have entered into partnerships with leading pharmaceutical companies to bring these important medicines to patients worldwide. Supported by revenues from our marketed products and collaborations, we are committed to prudently reinvesting in our business to maximize the potential of our pipeline. We are supplementing our existing therapeutic assets with targeted business development activities and internal drug discovery - all to deliver the next generation of Exelixis medicines and help patients recover stronger and live longer. Exelixis is a member of the Standard & Poor’s (S&P) MidCap 400 index, which measures the performance of profitable mid-sized companies. In November 2020, the company was named to Fortune’s 100 Fastest-Growing Companies list for the first time, ranking 17th overall and the third-highest biopharmaceutical company. For more information about Exelixis, please visit www.exelixis.com, follow @ExelixisInc on Twitter or like Exelixis, Inc. on Facebook.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to: Exelixis’ belief that recent activities, specifically positive results from CheckMate -9ER and related data presentations and regulatory filings, are a foundation to accelerate revenue growth with CABOMETYX in 2021; Exelixis’ belief that the XL092 program is an opportunity to drive growth into new and potentially larger indications with unmet medical need; the potential for Exelixis’ ongoing efforts to expand the pipeline and drive top-line growth significantly for Exelixis, and provide new treatment options for patients; Exelixis’ updated 2020 financial guidance; Exelixis’ anticipated timelines for top-line results from COSMIC-312 and EXAMINER; Exelixis’ plans to file an IND for AUR102 later in 2020; and Exelixis’ plans to reinvest in its business to maximize the potential of the company’s pipeline, including through targeted business development activities and internal drug discovery. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and are based upon Exelixis’ current plans, assumptions, beliefs, expectations, estimates and projections. Forward-looking statements involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the continuing COVID-19 pandemic and its impact on Exelixis’ clinical trial, drug discovery and commercial activities; the degree of market acceptance of CABOMETYX and other Exelixis products in the indications for which they are approved and in the territories where they are approved, and Exelixis’ and its partners’ ability to obtain or maintain coverage and reimbursement for these products; the effectiveness of CABOMETYX and other Exelixis products in comparison to competing products; the level of costs associated with Exelixis’ commercialization, research and development, in-licensing or acquisition of product candidates, and other activities; Exelixis’ ability to maintain and scale adequate sales, marketing, market access and product distribution capabilities for its

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Exelixis Third Quarter 2020 Financial Results	Page 8 of 10
November 5, 2020
products or to enter into and maintain agreements with third parties to do so; the availability of data at the referenced times; the potential failure of cabozantinib and other Exelixis product candidates, both alone and in combination with other therapies, to demonstrate safety and/or efficacy in clinical testing; uncertainties inherent in the drug discovery and product development process; Exelixis’ dependence on its relationships with its collaboration partners, including their pursuit of regulatory approvals for partnered compounds in new indications, their adherence to their obligations under relevant collaboration agreements and the level of their investment in the resources necessary to complete clinical trials or successfully commercialize partnered compounds in the territories where they are approved; complexities and the unpredictability of the regulatory review and approval processes in the U.S. and elsewhere; Exelixis’ continuing compliance with applicable legal and regulatory requirements; unexpected concerns that may arise as a result of the occurrence of adverse safety events or additional data analyses of clinical trials evaluating cabozantinib, cobimetinib or esaxerenone; Exelixis’ dependence on third-party vendors for the development, manufacture and supply of its products and product candidates; Exelixis’ ability to protect its intellectual property rights; market competition, including the potential for competitors to obtain approval for generic versions of Exelixis’ marketed products; changes in economic and business conditions; and other factors discussed under the caption “Risk Factors” in Exelixis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 6, 2020, and in Exelixis’ future filings with the SEC, including, without limitation, Exelixis’ Quarterly Report on Form 10-Q expected to be filed with the SEC on November 5, 2020. All forward-looking statements in this press release are based on information available to Exelixis as of the date of this press release, and Exelixis undertakes no obligation to update or revise any forward-looking statements contained herein, except as required by law.

Exelixis, the Exelixis logo, CABOMETYX, COMETRIQ and COTELLIC are registered U.S. trademarks.
MINNEBRO is a registered Japanese trademark.
-see attached financial tables-

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Exelixis Third Quarter 2020 Financial Results	Page 9 of 10
November 5, 2020

EXELIXIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Net product revenues	$168,587	$191,768	$541,197	$565,024
License revenues	33,205	69,137	113,318	132,443
Collaboration services revenues	29,300	10,798	62,971	29,998
Total revenues	231,092	271,703	717,486	727,465
Operating expenses:
Cost of goods sold	8,725	7,537	27,235	22,577
Research and development	176,762	97,295	393,572	242,516
Selling, general and administrative	88,185	51,265	210,916	170,218
Total operating expenses	273,672	156,097	631,723	435,311
Income (loss) from operations	(42,580)	115,606	85,763	292,154
Interest income	3,994	7,191	16,376	20,253
Other income (expense), net	565	(140)	571	688
Income (loss) before income taxes	(38,021)	122,657	102,710	313,095
Provision for (benefit from) income taxes	(5,981)	25,205	19,317	60,826
Net income (loss)	$(32,040)	$97,452	$83,393	$252,269
Net income (loss) per share:
Basic	$(0.10)	$0.32	$0.27	$0.84
Diluted	$(0.10)	$0.31	$0.26	$0.80
Weighted-average common shares outstanding:
Basic	309,116	303,268	307,437	301,999
Diluted	309,116	315,453	317,495	315,046

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Exelixis Third Quarter 2020 Financial Results	Page 10 of 10
November 5, 2020
EXELIXIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)
(unaudited)

	September 30, 2020	December 31, 2019
Cash and investments	$1,545,960	$1,388,628
Working capital	$1,206,465	$868,444
Total assets	$2,111,043	$1,885,670
Total stockholders’ equity	$1,852,031	$1,685,970

EXELIXIS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
GAAP net income (loss)	$(32,040)	$97,452	$83,393	$252,269
Adjustments:
Stock-based compensation - research and development expenses (1)	18,936	4,301	30,134	13,745
Stock-based compensation - selling, general and administrative expenses (1)	36,719	8,838	55,657	27,002
Income tax effect of the above adjustments	(12,406)	(2,954)	(19,195)	(9,148)
Non-GAAP net income	$11,209	$107,637	$149,989	$283,868
GAAP net income (loss) per share:
Basic	$(0.10)	$0.32	$0.27	$0.84
Diluted (2)	$(0.10)	$0.31	$0.26	$0.80
Non-GAAP net income per share:
Basic	$0.04	$0.35	$0.49	$0.94
Diluted	$0.04	$0.34	$0.47	$0.90
Weighted-average common shares outstanding:
Basic	309,116	303,268	307,437	301,999
Diluted (2)	318,501	315,453	317,495	315,046
    ____________________
(1)    Non-cash stock-based compensation expense used for GAAP reporting in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation.
(2)    The dilutive effect of shares related to employee stock plans are not included in the calculation of GAAP diluted loss per share in the third quarter of 2020 as the effect would be anti-dilutive.